Exhibit 10.15

This is an English translation

EXCLUSIVE TECHNOLOGY SUPPORT AND MANAGEMENT

CONSULTING SERVICE AGREEMENT

This Exclusive Technology Support and Management Consulting Service Agreement (the “Agreement”) is entered into as of December 14, 2007 between the following parties in Shenyang, the People’s Republic of China (the “PRC”):

Party A:

Penglai Nuokang Pharmaceutical Co., Ltd., a wholly foreign-owned enterprise registered in the PRC. Its registered address is No.136, Nanguan Road, Penglai City and its legal representative is XUE Baizhong.

Party B:

Liaoning Nuokang Medicines Co., Ltd., a limited liability company solely invested by a natural person and legally existing in the PRC. Its registered address is No.219, Qingnian Street, Shenhe District, Shenyang City and its legal representative is XUE Baizhong.

WHEREAS:

1.	Party B is a company engaged in wholesale of Chinese formulated medicines, chemical pharmaceuticals, antibiotics and biochemical medicines;

2.	Party A provides technology consulting and management services to Party B;

3.	Party A agrees to leverage its advanced technology research and development capability and its ample experience and resources in technology consulting and management services to provide Party B with technology support and management consulting services in relation to product quality, product use, product technology and relevant training, business analysis, development of new products, market research and planning, market expansion strategies, establishment and implementation of the customer support system and financial support system. Party B agrees to receive from Party A such technology support and management consulting services set forth above.

NOW THEREFORE, the parties hereby agree as follows:

1.	Representations and Warranties

The parties hereby represent and warrant to each other as follows:

1.1.	It is duly registered and validly existing, and has the necessary right and authority to:

1.1.1.	own, lease and operate its assets, and operate its business as set forth in its business license and articles of association; and

1.1.2.	execute, deliver and perform this Agreement.

1.2.	It has taken all necessary corporate actions and obtained all consents, approvals, authorization and permits to execute, deliver and perform this Agreement. In addition, the execution, delivery and performance of this Agreement will not breach:

1.2.1.	its articles of association;

1.2.2.	its obligations under any other agreements; or

1.2.3.	any existing law of the PRC.

Party B’s further representations and warranties to Party A are attached hereto as Appendix 1.

2.	Agreement

Party A agrees to provide to Party B technology support and management consulting services in relation to product quality, product use, product technology and relevant training, business analysis, development of new products, market research and planning, market expansion strategies, establishment and implementation of the customer support system and financial support system under the terms and conditions of this Agreement. Party B agrees to receive such technology support and management consulting services under the terms and conditions of this Agreement.

3.	Content of Service

Party A shall provide to Party B the following technology support and management consulting and other relevant services necessary to Party B’s business operation, according to terms and conditions stipulated in this Agreement:

3.1.	General technology services, which are technology services necessary for Party B to operate its business regarding product quality, product use, product technology and relevant training, business analysis, development of new products, market research and planning, market expansion strategies, establishment and implementation of customer support system and financial support system, including but not limited to:

3.1.1.	To provide daily maintenance of equipment and systems;

3.1.2.	to timely manage and solve all technology-related problems that arise in Party B’s operation to ensure normal operation of Party B’s services.

3.2.	To provide proprietary and patent technology services necessary for the business development and operation of Party B;

3.3.	To sell relevant software and provide relevant technology support to Party B as necessary to meet Party B’s needs in management and operation, and business development in product quality, product usage, product technology and relevant training, business analysis, development of new products, market research and planning, market expansion strategies, establishment and implementation of the customer support system and financial support system;

3.4.	To conduct initial market study and planning, and design and test the overall plan for new projects and business of Party B;

3.5.	To assist in business analysis, development of new products, marketing study and planning, and establishment and implementation of the customer support system;

3.6.	To assist Party B in setting up specific plans of business development and engaging third parties as business partners;

3.7.	To provide full financial support for Party B’s working capital as necessary for Party B’s business operation. If Party B is unable to repay any debt owed to Party A because of poor management, Party A agrees not to claim recovery of such debt;

3.8.	To provide the trainings to Party B’s technology and business personnel; and

3.9.	To provide daily operation and working consultation.

4.	Technology Support and Management Consulting Services

Party A agrees that, during the effective period of this Agreement, under the same conditions and terms, Party B has the priority right to use the proprietary technology or patents that are owned or held by Party A and are relevant to Party B’s business. Such proprietary technology and patents may be owned by Party A or have been licensed to be used or sub-licensed by Party A. Party A shall delegate technology personnel to supervise the use of the technology by Party B and train Party B’s technology personnel how to use the technology.

5.	Training of Technology Personnel

To ensure the reasonably effective application of the technology provided by Party A to Party B’s business operation, Party A shall provide the technology-related training to Party B’s technology personnel and answer their daily questions.

The technology training includes the regular technology training and specific technology training.

Party A shall provide the regular technology training to Party B’s technology personnel at regular intervals, so as to assist Party B’s technology personnel to master the general application and use of technology necessary for the business and management.

After Party A has provided any proprietary technology or patent to Party B, Party A shall delegate technology experts to provide the specific technology training to technology personnel of Party B on the use of such proprietary technology or patent, so that technology personnel of Party B can master the use and application of such technology.

6.	Fee for Technology Support and Management Consulting Services

The parties agree that Party B shall timely and fully pay Party A a fee for technology support and management consulting services in the amount and schedule as notified by Party A to Party B. Party A has the right to adjust the fee standard based on the quantity of technology consulting services provided by Party A to Party B. If Party B is unable to pay the fee payable to Party A because it has a net loss, Party A agrees not to claim recovery of such fees.

Specific terms relating to the payment of fees for technology consulting services are attached hereto as Appendix 2.

7.	Confidentiality

Party B agrees to use all reasonable means to protect and maintain the confidentiality of Party A’s confidential data and information (unknown to the third party) known to or received by Party B when it receives the exclusive technology services from Party A (collectively, the “Confidential Information”). Party B shall not disclose, give or transfer any Confidential Information to any third party without Part A’s prior written consent. Upon termination of this Agreement, Party B shall, at Party A’s request, return all documents, information or software containing any of such Confidential Information to Party A or destroy them and delete all the Confidential Information from any memory devices, and cease to use such Confidential Information. The parties agree that this Section 7 shall survive any amendment, expiration or termination of this Agreement.

8.	Intellectual Property Right

Party A shall be the sole and exclusive owner of all the rights, title, interests and intellectual property rights including but not limited to copyright, patent, know-how, business secret and otherwise arising from the performance of this Agreement, whether developed by Party A or Party B based on Party A’s intellectual property.

9.	Exclusive Services

Party B represents and warrants to Party A that, during the effective period of this Agreement, it shall not employ any third party to provide the same services as provided by Party A under this Agreement.

10.	Non-compete Covenant

Party B agrees hereby that it shall not be engaged in or operate any business competing with Party A without prior written consent of Party A.

11.	Assignment

Any party of this Agreement shall not assign its rights or obligations under this Agreement to any third party without the prior written consent of the other party, except that Party A can assign all or part of its rights or obligations under this Agreement to its affilicated companies without the prior consent of Party B.

12.	Force Majeure

In the event that any party delays in or is prevented from performing its obligations under this Agreement due to force majeure, it will not be liable for the breach of contract. Force majeure herein means:

1.	Disasters such as earthquake, natural disaster and fire;

2.	War and political convulsion;

3.	Any other event that is beyond the parties’ control and cannot be predicted at the time of execution of this Agreement and cannot be overcome.

After the occurrence of a force majeure event, if possible, the affected party should notify the other party of the relevant situation within fifteen working days. If the affected party fails to perform this notification obligation and causes any loss to the other party, it shall compensate the other party for such a loss. Once the force majeure event disappears, the affected party shall make its best effort to resume its obligation to perform this Agreement.

13.	Notices

Notices or other communications required to be given by any party pursuant to this Agreement shall be delivered to the address of the relevant party listed in the first paragraph of this Agreement either by post or recognized courier service (including express mail) or by fax using the fax number listed in the first paragraph of this Agreement.

14.	Event of Default

Any breach to any representation, warrantie and covenant or any term of this Agreement shall immediately become an event of default and the breaching party shall fully compensate the other party.

The above compensation, whether paid or not, shall not affect the rights of Party A under the Equity Pledge Agreement, dated December 14, 2007, that it entered into with XUE Baizhong.

15.	Governing Law

This Agreement shall be governed by and construed in accordance with the PRC laws.

16.	Dispute Settlement

The parties shall settle any dispute arising from the Agreement itself or the performance of this Agreement through consultation. If no settlement can be reached through consultation in fourteen days, each party may submit such matter to China International Economic and Trade Arbitration Commission (the “CIETAC”), which is stationed in Beijing, for arbitration in accordance with then effective arbitration rules.

17.	Amendment

Any amendment to this Agreement shall come into force only after a written agreement is signed by both parties. The parties agree that, if this Agreement or any term of this Agreement is regarded as illegal because it violates the currently effective laws and regulations, the parties will amend this Agreement or the relevant terms in good faith to the extent that this Agreement or the illegal terms can be legalized and shall not affect the profit expected by both parties at the time of executing this Agreement. The parties agree that the illegality of any term or part of this Agreement shall not affect the legality and enforceability of the whole Agreement.

18.	Effectiveness

This Agreement shall come into effect upon execution by authorized representatives of both parties and it will continue to be effective as long as Party B is in existence and operation.

19.	Appendix

All appendices of this Agreement constitute an integral part of this Agreement and shall have the same legal effect as this Agreement.

20.	Counterparts

This Agreement shall be executed in two counterparts, with each party holding one counterpart. Each counterpart shall have the same legal effect.

Signature Page of Exclusive Technology Support and Management Consulting Service Agreement

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This Agreement is executed on the date and in the place first set forth in this Agreement.

Party A: Penglai Nuokang Pharmaceutical Co., Ltd. (with company seal)

By:	/s/ XUE Baizhong
Representative: XUE Baizhong

Party B: Liaoning Nuokang Medicines Co., Ltd. (with company seal)

By:	/s/ XUE Baizhong
Representative: XUE Baizhong

Appendix 1:

Party B hereby further represents and warrants to Party A that:

1.	It will not, without prior written consent from Party A, supplement, amend or modify its articles of association in any form to increase or decrease its registered capital, or change the capital structure in any other ways;

2.	It will follow good finance and business standards and practices in order to maintain its existence. It will also prudently and effectively operate its business and handle related affairs;

3.	Without prior written consent from Party A, it will not, from the execution date of this Agreement, sell, transfer, mortgage or otherwise dispose by any other means of any assets, legitimate or beneficial interest in its business or income in the amount of more than RMB 2,000,000 (inclusive), or to encumber any other security interest on it;

4.	Without prior written consent from Party A, it will not incur, inherit, guarantee or allow the existence of any debt, with the exception of: (i) the debt incurred during the ordinary or daily course of business and that are not incurred from borrowing; (ii) the debt that has been disclosed to Party A or for which written consent from Party A has been obtained;

5.	It will operate all its business in due course so as to maintain the asset value of Party B, and it will not do anything that may adversely affect its business operation and asset value;

6.	It will not enter into any material contract with more than RMB 2,000,000 in value without prior written consent from Party A;

7.	It will not provide any loan or credit line to anyone without prior written consent from Party A;

8.	At the request of Party A, it will provide all the materials related to its operational and financial conditions to Party A;

9.	It will purchase and maintain insurance policies from insurance companies acceptable to Party A. The insured amount and category shall be the same as those held by the companies located in the same geographical area, operating a similar business and owning similar properties and assets;

10.	Without prior written consent from Party A, it will not merge or consolidate with any person, or acquire any person or invest in any person;

11.	It will immediately notify Party A of the occurrence or the probable occurrence of litigation, arbitration or administrative proceedings related to its assets, business and income;

12.	In order to maintain its ownership of all its assets, it will execute all requisite or appropriate documents, carry out all requisite or appropriate actions, initiate all requisite or appropriate allegations, or make requisite or appropriate plea for all claims;

13.	It will not distribute dividends to its shareholders in any form without prior written consent from Party A. When shareholder(s) of Party B receive any profit, dividend, interest or bonus from Party B for any reason, the relevant parties shall repay Party A the same amount as the above-said profit, dividend, interest, or bonus;

14.	Party A is entitled to entrust an accounting firm to conduct scheduled or unscheduled audit or investigation on Party B. Party B shall unconditionally take actions according to the suggestions related to its business management and internal control provided by the accountants after such audit and investigation;

15.	It will comply with and perform all the warranties, covenants, agreements, representations and conditions. If it does not perform or does not fully perform its guarantees, covenants, agreements, representations and conditions and causes damages to Party A, it will compensate all the damages suffered by Party A.

Appendix 2:

1.	The parties agree that Party A has been providing technology support and management consulting services since December 14, 2007, as agreed.

2.	The parties agree that Party A has been providing technology support and consulting service since December 14, 2007, as agreed under this Agreement.

3.

Party A shall notify Party B of the fee for the technology support and consulting services before the 15th day of every month according to the content and quantity of the technology support and consulting services provided in the previous month. Party B shall pay the fee according to Party A’s notice fully and immediately before the 15th day of every month. The fee for the technology support and consulting services shall be equal to 80% of Party B’s remaining income of the month after the deduction of sales costs, operational expenses (including sales expenses, administrative and financial costs) and other fees incurred that have been approved by Party A for that month;

4.	Party B shall timely provide accurate figures of income, sales cost, operating expenses and other fees, as well as the financial statements, of the previous month to Party A for it to review and validate before Party A sends Party B the notice in respect of the fee for technology support and consulting service;

5.	At the end of every quarter, Party A has the right to advise Party B to adjust the fee for the technology support and consulting services according to the income and profit of Party B during that quarter, as calculated in accordance with generally accepted accounting principles, and send Party B a notice regarding the adjustment of such fee. Party B shall pay the fee fully and timely upon such request;

6.	The amount of the fee for the technology support and consulting services written in the notice by Party A to Party B regarding the fee is final.